    As filed with the Securities and Exchange Commission on August 28, 1998.
                                                       Registration No. 333-
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          -----------------------------
                          TBA ENTERTAINMENT CORPORATION
             (Exact name of registrant as specified in its charter)


         DELAWARE                                      62-1535897
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                     Identification No.)


                           402 HERITAGE PLANTATION WAY
                         HICKORY VALLEY, TENNESSEE 38042
                                 (901) 764-2300

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                              THOMAS J. WEAVER III
                          TBA ENTERTAINMENT CORPORATION
                           402 HERITAGE PLANTATION WAY
                         HICKORY VALLEY, TENNESSEE 38042
                                 (901) 764-2300

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             -----------------------

                                   Copies to:
                            RANDALL E. ROBERTS, ESQ.
                            TED S. SCHWEINFURTH, ESQ.
                         WINSTEAD SECHREST & MINICK P.C.
                                 1201 ELM STREET
                             5400 RENAISSANCE TOWER
                               DALLAS, TEXAS 75270
                                 (214) 745-5400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by the selling securityholders named herein.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             -----------------------

                                      (Calculation table continued on next page)

(Calculation table continued from previous page)


                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                                         PROPOSED
                                                                      PROPOSED           MAXIMUM
                                                     AMOUNT            MAXIMUM           AGGREGATE       AMOUNT OF
                                                      TO BE        AGGREGATE PRICE       OFFERING      REGISTRATION
        TITLE OF SHARES TO BE REGISTERED           REGISTERED       PER SHARE(1)         PRICE(1)           FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share              415,015            $3.97           $1,647,610        $486.05

===================================================================================================================================



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

                         ------------------------------

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        PROSPECTUS DATED AUGUST 28, 1998

                                 415,015 SHARES

                          TBA ENTERTAINMENT CORPORATION

                                  COMMON STOCK
                          -----------------------------


         All of the 415,015 shares of common stock, par value $.001 per share (the "Common Stock"), of TBA Entertainment Corporation (the "Company") offered hereby are offered for the account of the stockholders named herein (the "Selling Stockholders"). See "Selling Stockholders." The shares to be offered are those acquired by the Selling Stockholders directly from the Company in privately negotiated transactions. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Use of Proceeds."

         The Selling Stockholders directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the shares of Common Stock offered hereby from time to time on terms to be determined at the time of sale. To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Stockholders, the public offering price, name of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The expenses of registering the Common Stock are being paid by the Company. See "Plan of Distribution" for a more complete discussion of the method of distribution of the shares of Common Stock by the Selling Stockholders.

           The Common Stock is traded on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "TBAE." On August 27, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $3.9375 per share.

                         ------------------------------

             THE COMMON STOCK OFFERED HEREBY INVOLVES CERTAIN RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 1.
                         -------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         -------------------------------

                 The date of this Prospectus is August 28, 1998

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by that reference and the exhibits and schedules to the Registration Statement. For further information regarding the Company and the securities offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules to the Registration Statement which may be obtained from the Commission at rates prescribed by the Commission upon request to the Commission or inspected, without charge at the offices of the Commission. In addition, the Commission maintains a Website (at http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, and the Registration Statement of which this prospectus is a part, and the exhibits thereto, are available on that site.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Commission at prescribed rates through its public reference section at 450 Fifth Street N.W., Washington, D.C. 20549. The Common Stock is listed on the Nasdaq National Market and such reports, proxy statements and other information also can be inspected at the offices of the National Association of Securities Dealers, Inc., Corporate Financing Department, 9513 Key West Avenue, 3rd Floor, Rockville, Maryland 20850.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company hereby incorporates by reference into this Prospectus: (i) the reports listed below (which include all reports filed by the Company with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 1997; and (ii) the description of the Common Stock contained in the Company's registration statement on Form 8-A under the Exchange Act (Commission File No. 0-22582) filed by the Company with the Commission, including any amendments or reports filed for the purpose of updating such description:

                        Reports Incorporated by Reference
                        ---------------------------------

         1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;
         2. Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1998;
         3. Current Report on Form 8-K filed May 22, 1998, as amended by Form 8-K/A filed May 26, 1998; and
         4. Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1998.

         In addition, all documents filed by the Company subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act but prior to the termination of the offering of the shares of Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any document incorporated herein by reference (other than exhibits to those documents unless the exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates by reference). Requests for such copies should be directed to: Bryan J. Cusworth, Chief Financial Officer, TBA Entertainment Corporation, 16501 Ventura Boulevard, Suite 601, Encino, California 91436.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock offered hereby.

GENERAL RISKS ASSOCIATED WITH THE COMPANY

         Limited Operating History; Operating Losses. The Company commenced operations in November 1994, and consequently, has a limited operating history upon which investors may evaluate its performance. In view of its limited operating history, the Company remains susceptible to a variety of business risks. Future operating results will depend on many factors, including, but not limited to, the Company's ability to successfully integrate and expand its business operations and the revenues generated from its acquired operations. The Company has experienced losses from inception through December 31, 1996. The Company had a net loss of approximately $646,000 for the year ended December 31, 1994, a net loss of approximately $794,000 for the year ended December 31, 1995 and a net loss of approximately $3,127,000 for the year ended December 31, 1996. The Company had net income of approximately $402,300 for the year ended December 31, 1997. There can be no assurance that the Company will be able to achieve and sustain profitability on an ongoing basis.

         Liquidity Shortages; Need for Additional Financing. Since inception, the Company has experienced temporary liquidity shortages. The Company's business operations and growth strategy require substantial amounts of capital on a continuing basis. The Company will depend on obtaining additional capital in the future through securities offerings, unsecured and secured debt financing, cash flow from operations and proceeds from the sale of existing businesses to expand its business operations and effect its business strategy. Should the Company's actual results of operations fall short of, or its rate of expansion significantly exceed, its projections, or should its costs or capital expenditures exceed the amounts projected, the Company could be required to seek additional financing sooner than currently expected. There can be no assurance that the Company will be able to raise additional capital on terms satisfactory to the Company.

         No Assurance of Successful Integration of Business Operations; Management of Growth. The Company's success depends, to a significant degree, on its ability to effectively implement its business strategy. Central to such strategy is the expansion of the Company's core entertainment operations through strategic acquisitions of existing businesses and the successful integration of any such acquired businesses. The Company believes it will realize substantial benefits from the integration of Avalon Entertainment Group, Inc. ("AEG"), which the Company acquired in April 1997 and through which the Company currently conducts its entertainment operations, with Corporate Productions, Inc. ("CPI"), which the Company acquired in August 1998, and with Titley Spalding & Associates, LLC ("Titley Spalding"), an artist management firm which the Company acquired in June 1998. However, there can be no assurance that the Company will be able to operate AEG, CPI, Titley Spalding and other acquired businesses profitably or that such businesses will be successfully integrated into the Company's operations. In addition, there can be no assurance that the Company will realize the synergies it has identified in connection with integrating AEG's and CPI's entertainment operations and Titley Spalding's artist management business with its existing business operations. The Company continually evaluates potential acquisitions and intends to actively pursue acquisition opportunities. Future acquisitions could be financed by internally generated funds, proceeds from the sale of existing businesses, bank borrowings, public offerings or private placements of equity or debt securities, or any combination of the foregoing. There can be no assurance that the Company will be able to make acquisitions on terms favorable to the Company. If the Company completes acquisitions, it will encounter various associated risks, including the difficulty associated with integrating an acquired business into the Company's operations, diversion of management's attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on the Company's results of operations and financial condition.

         Dependence on Key Personnel. The success of the Company is substantially dependent on the abilities and continued service of the executive officers of the Company and its subsidiaries. In particular, the Company is dependent on Thomas J. Weaver III, the Company's Chief Executive Officer. Mr. Weaver founded the Company and is essential to its growth. Mr. Weaver devotes all of his business time to the Company. The Company has obtained key-man life insurance on the life of Mr. Weaver in the amount of $1,000,000. The Company has also entered into an employment agreement with Mr. Weaver. AEG's continued success depends in large part upon the abilities and continued service of Marc
W. Oswald and Greg M. Janese. In connection with the acquisition of AEG, the Company entered into employment agreements with each of Messrs. Oswald and Janese. Titley Spalding's continued success depends in large part upon the abilities and continued service of Bob Titley and Clarence Spalding. In connection with the acquisition of Titley Spalding, the Company entered into employment agreements with each of Messrs. Titley and Spalding. CPI's continued success depends in large part upon the abilities and continued service of Richard S. Smith, Richard W. Perry and Pamela J. Furmanek, each of whom has entered into employment agreements with the Company.

         Economic Conditions. The Company's results of operations will be adversely affected by economic downturns. The Company's business is dependent in large part on the sale of services to clients in connection with discretionary spending activities that decrease during periods of economic slowdown. Spending on marketing and sales activities generally declines during recessionary climates. There can be no assurance that a general economic recession or slowdown would not have a material adverse effect on the Company's results of operations and financial condition.

         Seasonality; Adverse Effects of Unfavorable Weather. The businesses of the Company are highly seasonal. AEG generally realizes a substantial majority of its cash flow during the second and third quarters of each fiscal year. Attracting audiences to AEG's entertainment events depends upon favorable weather conditions. While the Company may be able to mitigate the adverse effects of unfavorable weather conditions, continuing periods of adverse weather conditions could have a material adverse impact on the Company's results of operations and financial condition.

         Losses in Excess of Insurance Coverage. The Company maintains comprehensive insurance on the Company's properties, including liability, fire and extended coverage. In addition, AEG, CPI and Titley Spalding maintain comprehensive insurance, including liability coverage, for their general operations and obtain event-specific coverage in connection with certain concerts and events. Nevertheless, there are certain types of losses, generally of a catastrophic nature, such as hurricanes, earthquakes and floods, that may be uninsurable or not economically insurable. The Company will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to obtaining appropriate insurance on the operations of AEG, Titley Spalding and on the Company's properties and operations at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a loss, would not be sufficient to pay the full current market value or current replacement value of the Company's lost investment and the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such properties and operations. The inability of the Company, AEG or Titley Spalding to obtain comprehensive insurance at adequate levels, or the inability to obtain event-specific coverage at a reasonable cost, could have a material adverse impact on the Company's results of operations and financial condition.

         Risks Involved in Development Activities Through Partnerships and Joint Ventures. The Company is a venturer in Warner/Avalon, a joint venture with Warner Custom Music Corp., a subsidiary of Time Warner, Inc. ("Warner/Avalon"), and may enter into similar partnership or joint venture arrangements with other unaffiliated investors in the future. Partnership and joint venture arrangements may, under certain circumstances, present certain risks to the Company, including the possibility that the Company's partners or co-venturers might become bankrupt, that such partners or co-investors might have economic or other business interests or goals that are inconsistent with the interests or goals of the Company, and that such partners or co-venturers may, in certain circumstances, be in a position to take actions contrary to the instructions or requests of the Company or contrary to the Company's policies or objectives. In the event that a co-venturer becomes bankrupt, such development has the risk of imposing greater financial obligations on the Company than anticipated to continue the operations of the venture. Such developments also have the risk of delay or impasse on decisions regarding the jointly-held business, which may prevent the Company from making business decisions that would be in its best interests with respect to the jointly-held business. In addition, the agreements governing the partnerships and joint ventures to which the Company is currently a party provide for their termination under certain circumstances, the occurrence of which could have a material adverse effect on the Company's results of operations and financial condition.

         Anti-takeover Considerations. The Company is subject to certain provisions of Delaware law which limit or restrict certain "business combinations." These provisions could have the effect of discouraging, delaying or preventing a change in control of the Company.

         Reliance on Large Clients. A significant portion of Warner/Avalon's revenues are derived from a small number of large corporate clients. Warner/Avalon's two largest clients, Union Underwear Company, Inc., d/b/a Fruit of the Loom ("Fruit of the Loom"), and Seagrams Crown Royal ("Crown Royal"), accounted for approximately 95% of Warner/Avalon's revenues in 1996 and Fruit of the Loom and Blockbuster Entertainment Corporation accounted for approximately 97% of Warner/Avalon's revenues in 1997. Titley Spalding's artist management agreement with the recording and performance artists Brooks & Dunn accounted for approximately 91% of Titley Spalding's revenues for 1997. Accordingly, the loss of any one client could have a material adverse effect on the results of operations and financial condition of AEG and Warner/Avalon and the loss of the artist management agreement with Brooks & Dunn would have a material adverse effect on the results of operations and financial condition of Titley Spalding.

         Episodic Nature of Corporate Entertainment Business. AEG and CPI generally produce corporate entertainment events for their clients on an event-by-event basis and typically do not have long-term arrangements with their clients requiring such clients to utilize AEG or CPI on an on-going basis for such clients' corporate entertainment needs. Accordingly, there can be no assurance that AEG and CPI will maintain their present client relationships or that their clients will continue to use AEG and CPI for their future corporate entertainment needs. Titley Spalding's artist management agreement with Brooks & Dunn is terminable on thirty days notice.

         Variance from Budgeted Costs. AEG and CPI generally provide services to their clients on a fixed-fee-for-services basis, with the fee established based upon estimated expenditures required to produce an entertainment event. If the expenditures for an event are greater than anticipated, neither AEG nor CPI generally will be able to pass along the higher costs to the client, which may result in lower net profits or a loss for such event, which could have a material adverse effect on AEG's and CPI's results of operations and financial condition.

         Changes in Entertainment Trends; Concert Promotion; Artist Management. AEG's and CPI's entertainment marketing and corporate entertainment businesses are based primarily upon the appeal to audiences of seeing live performances in a concert setting. The increasing trend toward electronic presentations, including music videos, compact disks and CD-ROMs, and the increasing sophistication of home equipment for utilizing such products may result in a decrease in the popularity of large concerts, which could have a material adverse effect on the demand for AEG's and CPI's services. Titley Spalding's artist management revenues are based primarily on the continuing commercial popularity of the live performances and record sales of Brooks & Dunn.

         Absence of Operating History in Corporate Entertainment; Concert Promotion and Artist Management Businesses. The Company's ownership of AEG, CPI and Titley Spalding is subject to all of the risks inherent in the acquisition and ownership of a new business. The Company's absence of an operating history in the corporate entertainment business makes it impossible to predict whether the Company will operate AEG and CPI profitably. There can be no assurance that the Company will effectively integrate Titley Spalding's artist management operations into the Company's existing artist management and corporate entertainment operations.

         Competition. The entertainment industry is highly competitive and the success of the Company's entertainment operations depends on its ability to attract and promote popular and successful artists and events. Some of the Company's competitors have been in existence for a substantially longer period than Company, have greater financial, marketing, personnel and other resources than the Company and are better established in markets where the Company may look to expand.

RISKS ASSOCIATED WITH THE COMPANY'S SECURITIES

         Shares Eligible for Future Sale. The Company has 8,462,869 shares of Common Stock outstanding. Of these shares of Common Stock, 7,428,576 shares (including the shares being offered hereby) are freely tradeable except for shares held by "affiliates" of the Company. In addition, the Company has outstanding (i) options to purchase up to 600,000 shares of Common Stock at exercise prices ranging from $3.78 per share to $5.50 per share; (ii) warrants to purchase up to 12,500 shares of Common Stock at an exercise price of $6.00 per share; (iii) 1,351,455 redeemable Common Stock purchase warrants (the "Redeemable Warrants") with an exercise price of $6.25 per share; (iv) a warrant to purchase up to 60,000 shares of Common Stock at an exercise price of $6.00 per share issued to Yee, Desmond, Schroeder & Allen, Inc. ("Yee Desmond") in connection with the Company's initial public offering; (v) warrants to purchase up to an aggregate of 120,000 units (the "Units"), each Unit consisting of two shares of Common Stock and one Redeemable Warrant, issued to H.J. Meyers & Co., Inc. and Yee Desmond in connection with the Company's public offering in April 1996, having an exercise price of $15.50 per Unit, with the underlying Redeemable Warrants having an exercise price of $7.75 per share; (vi) warrants to purchase up to 130,000 shares of Common Stock at an exercise price of $4.20 per share issued to the placement agent in connection with the Company's public offering in October 1997; and (vii) warrants to purchase up to 75,000 shares of Common Stock at an exercise price of $4.375 per share issued equally to Oppenheimer & Co., Inc. and Wheat First Butcher Singer in connection with the Company's sale of The Village at Breckenridge Resort, located in Breckenridge, Colorado. Sales by present stockholders of substantial amounts of Common Stock in the public market pursuant to Rule 144 adopted under the Act, or otherwise, or the availability of such shares for sale, could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities should it desire to do so.

         Risks Associated with Forward-Looking Statements Included in this Prospectus. This Prospectus may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are intended to be covered by the safe harbors created by such provisions. These statements include the plans and objectives of management for future growth of the Company, including plans and objectives relating to the operation of AEG, the disposition of the Breckenridge Resort and the consummation of future private and public issuances of the Company's equity and debt securities. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are also based on the assumptions that competitive conditions within the entertainment and resort industries will not change materially or adversely and that there will be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                   THE COMPANY

GENERAL

         TBA Entertainment Corporation (the "Company") is a diversified entertainment company. The Company currently produces live entertainment for corporate meetings and special events ("Corporate Entertainment"), develops and produces integrated music marketing programs for corporate clients ("Entertainment Marketing"), manages entertainers ("Artist Management") and manages merchandising for concerts and sporting events ("Events Merchandising").

         The Company's Corporate Entertainment, Entertainment Marketing and certain of its Artist Management operations are currently conducted through AEG, which the Company acquired in April 1997, and CPI, which the Company acquired in August 1998. The Company's remaining Artist Management Operations are conducted through its wholly-owned subsidiary, Titley Spalding, which the Company acquired in June 1998. In 1997, AEG produced approximately 150 Corporate Entertainment events for corporate clients, including events for Lucent Technologies, Northern Telecom, State Farm, Microsoft and Toyota. AEG provides Entertainment Marketing services through Warner/Avalon. In 1997, Warner/Avalon produced approximately 70 Entertainment Marketing events, including the Blockbuster RockFest ("RockFest") and the Fruit of the Loom CountryFest ("CountryFest") events in June 1997, which together were attended by over 400,000 people. Titley Spalding currently manages Brooks & Dunn, Kathy Mattea and Chely Wright.

         The Company conducts its Events Merchandising operations through a wholly owned subsidiary, Eric Chandler Merchandising, Inc. ("ECM"). ECM is primarily engaged in merchandising and sponsor procurement. ECM provides merchandising activities, focusing primarily on serving large-scale entertainment and sporting events and was the event merchandiser for the 1997 RockFest and CountryFest events.

         The Company was incorporated in Tennessee in June 1993 and reincorporated in Delaware in September 1997. The Company's executive offices are located at 402 Heritage Plantation Way, Hickory Valley, Tennessee 38042, and its telephone number is (901) 764-2300.

BUSINESS STRATEGY

         The Company's strategy is to (i) grow its operations through strategic acquisitions of businesses and assets in the entertainment industry, (ii) integrate the acquired businesses and assets into its existing operations, (iii) divest those assets that are less profitable or which are capital intensive, and
(iv) re-invest the capital received from such dispositions to grow the Company's more profitable core entertainment operations, either through additional acquisitions or internal capital expenditures.

RECENT DEVELOPMENTS

         On May 13, 1998, the Company sold its 51% interest in Avalon West Coast ("AWC"), a group of affiliated entities engaged primarily in amphitheater operations on the West coast, to New York-based SFX Entertainment. The Company received proceeds from the sale of its interest in AWC in the amount of approximately $10,200,000, without giving effect to applicable transaction costs. The Company plans to use such proceeds to expand the Company's core entertainment operations pursuant to the Company's business strategy.

         On June 18, 1998, the Company acquired Titley Spalding, an artist management firm based in Nashville, Tennessee, for a maximum aggregate purchase price of approximately $7,450,000. Titley Spalding began operations in 1983, representing Country Music Association ("CMA") award-winning artist Terri Gibbs and then newcomer Kathy Mattea, who has since been named twice as CMA's Female Vocalist of the Year and achieved gold and platinum status. In 1991, Titley Spalding signed new duo Brooks & Dunn, who today with record sales of more than 18 million, are the second largest selling music duo in music history following Simon and Garfunkel. The Company believes that the acquisition of Titley Spalding will not only enhance the Company's existing Artist Management business, but will result in increased opportunities for the Entertainment Marketing and Corporate Entertainment businesses due to the Company's ability to direct corporate opportunities to Artist Management clients, as well as customize entertainment marketing and merchandising programs for management clients.

         On June 24, 1998, the Company entered into a letter of intent to acquire all of the issued and outstanding capital stock of Image Entertainment Productions, Inc. ("Image") for an aggregate purchase price of $1,375,000. The purchase price will be payable in cash, Common Stock and notes. Image is a corporate marketing and corporate entertainment company based in Tempe, Arizona. The Company expects to close the acquisition of Image on or around August 31, 1998.

         On July 6, 1998, the Company entered into a binding letter agreement to form a joint venture with Frank Productions, Inc., a concert producer headquartered in Madison, Wisconsin. Frank Productions, Inc. was founded in 1965 and promotes and produces more than 130 shows per year throughout the U.S. and Canada for artists including Alan Jackson, Brooks & Dunn, John Michael Montgomery, Vince Gill, Pink Floyd, The Rolling Stones, U2 and Metallica, among others. The joint venture will be known as "TBA/Frank" and will produce the country music group Alabama's Inaugural Christmas Tour scheduled for December 1998 as its first tour.

         On August 11, 1998, the Company acquired all of the outstanding equity interests in Corporate Productions, Inc. ("CPI"), a privately-held, Chicago-based corporate communications and entertainment company, for $5,000,000. The purchase price was paid in a combination of cash, Common Stock and notes. The Company expects that CPI will complement the Company's existing core entertainment operations by enhancing the Company's extensive service offerings, particularly in the areas of corporate meeting production and corporate special events, while also expanding the Company's geographic reach and national and international client base. With accounts such as Motorola, BellSouth, McDonald's and Harley-Davidson, CPI generates annual revenues of approximately $20,000,000.

         On August 12, 1998, the Company sold all of its interests in The Village at Breckenridge Acquisition Corp., Inc. and Property Management Acquisition Corp., Inc., the wholly-owned subsidiaries of the Company that own the Village at Breckenridge Resort located in Breckenridge, Colorado, and the associated property management business operating in Breckenridge (the "Resort"), to Vail Summit Resorts, Inc., an affiliate of Vail Resorts, Inc., for an aggregate purchase price of $34 million in cash. Consistent with its business strategy, the Company plans to utilize the net proceeds from the sale of the Resort to repay indebtedness associated with the Resort and to expand the Company's core entertainment operations.

         The Company will file separate Current Reports on Form 8-K relating to the acquisition of Titley Spalding, the acquisition of CPI and the disposition of the Resort.

                                 USE OF PROCEEDS

         The Selling Stockholders will receive all of the net proceeds from the sale of the shares of Common Stock owned by such Selling Stockholders and offered hereby. The Company will not receive any of the net proceeds from the sale of such shares.

                              SELLING STOCKHOLDERS

         The following table sets forth with respect to the Selling
Stockholders: (i) the name of each of the Selling Stockholders; (ii) the nature of any position, office or other material relationship which the Selling Stockholders have had within the past three years with the Company or any of its predecessors or affiliates; (iii) the number of shares of Common Stock owned by each Selling Stockholder as of August 28, 1998; and (iv) the number of shares of each of the Selling Stockholders to be offered hereby.



                                              Number of
                                               Shares
                                              of Common            Number of
                                                Stock                Shares
                                             Owned as of            Offered
Name and Relationship                      August 28, 1998         Hereby(1)
----------------------                     ---------------         ------
Jose F. Rosado (2)(6)                           185,599           185,599

Louis Risi, Jr. (2)                               3,193             3,193

Steven L. Risi (2)(7)                            11,193            11,193



                                              Number of
                                               Shares
                                              of Common            Number of
                                                Stock                Shares
                                             Owned as of            Offered
Name and Relationship                      August 28, 1998         Hereby(1)
----------------------                     ---------------         ------
FBMS Financial, Inc. (3)                         11,142            11,142

Oklawaha Farms, Inc. (4)                        135,183           135,183

Guttman & del Valle, P.A.,
Pension Trust (8)                                 1,059             1,059

Guttman & del Valle, P.A.,
Profit Sharing Trust (9)                          1,984             1,984

Jeffrey S. McIntyre (2)                          18,233            18,233

Mark vanHartesvelt (2)                           18,233            18,233

Wick Investments, Inc.                           15,214            15,214

Colorado Worldwide                                4,302             4,302
Holdings Limited (5)

Danby Investments Ltd.                            4,378             4,378

Maria L. Barquin (5)                              1,000             1,000

Albert G. Rex (5)                                 2,151             2,151

Roger E. Rex (5)                                  2,151             2,151
                                               --------          --------
         Totals                                 415,015           415,015



(1) After completion of the offering contemplated hereby, none of the Selling Stockholders will own any shares of Common Stock (assuming that all shares of Common Stock that may be offered hereby are sold, and assuming that the Selling Stockholders do not acquire any additional shares of Common Stock subsequent to August 28, 1998).
(2)   The Selling Stockholder is a director of the Company.
(3) Frank Bumstead and Charles Flood, directors of the Company, control the Selling Stockholder.
(4)   Louis Risi, Jr., a director of the Company, controls the Selling
      Stockholder.
(5) Represents shares of Common Stock to be acquired by the Selling Stockholder upon exercise of a Warrant.
(6) Includes 2,033 shares of Common Stock to be acquired by the Selling Stockholder upon exercise of a Warrant.
(7) Includes 508 shares of Common Stock to be acquired by the Selling Stockholder upon exercise of a Warrant.
(8) Includes 152 shares of Common Stock to be acquired by the Selling Stockholder upon exercise of a Warrant.
(9) Includes 203 shares of Common Stock to be acquired by the Selling Stockholder upon exercise of a Warrant.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock offered hereby may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq National Market or on any exchange on which the Common Shares are then traded, in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of Common Stock offered hereby may be sold in one or more of the following transactions: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of the exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Any broker or dealer to be utilized by a Selling Stockholder will be selected by such Selling Stockholder. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. These brokers or dealers and any other participating brokers or dealers, as well as certain pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with the sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

         The Selling Stockholders reserve the sole right to accept and, together with any agent of the Selling Stockholders, to reject in whole or in part any proposed purchase of the shares of Common Stock offered hereby. The Selling Stockholders will pay any sales commissions or other seller's compensation applicable to such transactions.

         To the extent required, the number of shares to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by the Company in a prospectus supplement accompanying this Prospectus or, if appropriate, a post-effective amendment to the Registration Statement. The Selling Stockholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

         Offers or sales of the shares of Common Stock offered hereby have not been registered or qualified under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the shares of Common Stock offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock offered hereby may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of Common Stock may not simultaneously engage in market-making activities with respect to such Common Stock for a period of two to nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Stockholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any Common Stock by the Selling Stockholders or any such other person. All of the foregoing may affect the marketability of the Common Stock and the brokers' and dealers' ability to engage in market-making activities with respect to the Common Stock.

         The Company will pay substantially all of the expenses incident to the registration of the shares of Common Stock offered hereby, estimated to be approximately $5,000.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Winstead Sechrest & Minick P.C., Dallas, Texas.

                                     EXPERTS

         The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that any information contained therein is correct as of any time subsequent to the date hereof.







                                  -------------

                                TABLE OF CONTENTS

                                                                     Page
                                                                     ----
Available Information ........................................          2
Incorporation of Certain Documents by Reference ..............          2
Risk Factors..................................................          4
The Company...................................................         10
Use of Proceeds...............................................         12
Selling Stockholders..........................................         12
Plan of Distribution .........................................         14
Legal Matters.................................................         15
Experts.......................................................         15



                                 415,015 Shares




                                TBA ENTERTAINMENT
                                   CORPORATION



                          Common Stock, $.001 Par Value

                                  -------------

                                   PROSPECTUS

                                  -------------





                                 August 28, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses payable by the Company in connection with the registration of the Common Stock offered hereby are as follows:

         SEC registration fee....................................$  499.28
         Legal fees and expenses.................................$3,000.72
         Accounting fees and expenses............................$1,500.00
                                                                  --------

              Total..............................................$5,000.00
                                                                  ========

         All expenses (other than discounts and commissions incurred in effecting any sales of shares of Common Stock offered hereby), including, without limitation, those itemized above, shall be borne by the Company; provided, however, that (i) discounts and commissions attributable to sales by the Selling Stockholders shall be borne by the Selling Stockholders, and (ii) the fees of any attorneys, accountants or other professionals retained by the Selling Stockholders shall be paid by the Selling Stockholders.


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Delaware General Corporation Law (the "DGCL") provides that a corporation's certificate of incorporation may contain a provision which, subject to the limitations described below, would limit or eliminate a director's personal liability to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty. The DGCL prohibits the limitation of liability of a director (i) for breaches of the duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) for transactions from which the director derived an improper personal benefit, or (iv) for the payment of unlawful dividends or expenditures of funds for unlawful stock purchases or redemptions. The Company's Certificate of Incorporation eliminates liability for monetary damages for breach of a director's fiduciary duty to the fullest extent possible under Delaware law.

         The DGCL permits a corporation to indemnify its directors, officers and employees. The DGCL allows for indemnification if the person acted in good faith and in a manner he or she believed to be in, or at least not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Under the DGCL, indemnification of officers, directors and employees is permissive; however, a director, officer, employee or agent of a corporation must be indemnified against expenses if he or she is successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was made a party by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, unless otherwise set forth in the corporation's certificate of incorporation. A corporation may not indemnify a director or officer of the corporation in connection with a proceeding by or in the right of the corporation in which the director, officer, employee or agent was adjudged liable to the corporation pursuant to the DGCL. The DGCL does, however, permit indemnification in such a case if the Delaware Court of Chancery or the court in which such action or suit was brought determines that the person is fairly and reasonably entitled to indemnification. The Company's Certificate of Incorporation does not limit indemnification of directors, officers and employees.


ITEM 16.          EXHIBITS.

         (a)      Exhibits.  See attached Exhibit Index.
         (b)      Financial Statement Schedules.  None.


ITEM 17.          UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) to include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hickory Valley, State of Tennessee, on August 24, 1998.

                                            TBA ENTERTAINMENT CORPORATION



                                            By: /s/ Thomas Jackson Weaver III
                                               ---------------------------------
                                                Thomas Jackson Weaver III
                                                Chairman of the Board and
                                                Chief Executive Officer



                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas J. Weaver III and Bryan J. Cusworth, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, and file any and all documents relating to this Registration Statement, including any and all amendments, post-effective amendments, exhibits and supplements thereto, with any regulatory authority, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                  Signature                                        Title                            Date
--------------------------------------------        -----------------------------------        ---------------

/s/ Thomas Jackson Weaver III                       Chairman of the Board and Chief            August 21, 1998
--------------------------------------------          Executive Officer and (Principal
Thomas Jackson Weaver III                             Executive and Financial
                                                      Officer)


/s/ Bryan J. Cusworth                               Chief Financial Officer (Principal         August 21, 1998
--------------------------------------------          Accounting Officer)
Bryan J. Cusworth

--------------------------------------------        Director                                   August 21, 1998
Prab Nallamilli

/s/ Frank Bumstead                                  Director                                   August 21, 1998
--------------------------------------------
Frank Bumstead

/s/ Charles Flood                                   Director                                   August 21, 1998
--------------------------------------------
Charles Flood

/s/ Jeffrey McIntyre                                Director                                   August 21, 1998
--------------------------------------------
Jeffrey McIntyre

/s/ Frank A. McKinnie Weaver, Sr.                   Director                                   August 21, 1998
--------------------------------------------
Frank A. McKinnie Weaver, Sr.

/s/ Louis J. Risi, Jr.                              Director                                   August 21, 1998
--------------------------------------------
Louis J. Risi, Jr.

/s/ Steven L. Risi                                  Director                                   August 21, 1998
--------------------------------------------
Steven L. Risi

/s/ Jose F. Rosado                                  Director                                   August 21, 1998
--------------------------------------------
Jose F. Rosado

/s/ Mark van Hartesvelt                             Director                                   August 21, 1998
--------------------------------------------
Mark van Hartesvelt

--------------------------------------------        Director                                   August 21, 1998
Kyle Young


                                INDEX TO EXHIBITS


    Exhibit Number                     Description of Document
    --------------                     -----------------------
          4.1          --       Specimen Common Stock Certificate.(1)
          4.2          --       Paragraph 6 of the Charter of the Company.(1)
          4.3          --       Specimen Warrant Certificate.(2)
          5.1          --       Opinion of Winstead Sechrest & Minick P.C.
         23.1          --       Consent of Arthur Andersen LLP.
         23.2          --       Consent of Winstead Sechrest & Minick P.C. (included in
                                  Exhibit 5.1).
         24.1          --       Power of Attorney (included in Page II-4 of this Registration
                                Statement).


(1) Incorporated by reference to the same exhibit number in the Company's Registration Statement on Form SB-2 (Registration No. 33-69944).

(2) Incorporated by reference to the same exhibit number in the Company's Registration Statement on Form SB-2 (Registration No. 33-97890).